Exhibit 16.1

[Letterhead of Schauer Taylor, P.C.]

June 30, 2008

Securities and Exchange Commission
100 F Street, N.E
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred effective as of June 25, 2008, to be filed by our former client, Florida Community Bank Employee Stock Ownership Plan.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Schauer Taylor, P.C.